Exhibit 99

FOR IMMEDIATE RELEASE	Contact: Jerold R. Kassner
May 13, 2008	Swank, Inc.
Taunton, MA 02780
(508) 822-2527

SWANK, INC.

NEW YORK, NY

SWANK, INC. REPORTS NET SALES AND OPERATING

RESULTS FOR THE QUARTER ENDED MARCH 31, 2008

NEW YORK, May 13, 2008 -- John Tulin, Chairman of the Board and Chief Executive Officer of SWANK, INC., (OTC:SNKI), today reported net sales and operating results for the Company's first quarter ended March 31, 2008:

(In thousands, except share and per share data)
	Three months
	Ended March 31
	2008	2007

Net sales	$ 24,718	$ 24,988

(Loss) income before income tax	(660)	150

Income tax (benefit) provision	(249)	57

Net (loss) income	$ (411)	$ 93

Share and per share information:
Basic weighted average common shares outstanding	6,011,805	6,074,699
Basic net (loss) income per common share outstanding	$ (.07)	$ .02

Diluted weighted average common shares outstanding	6,011,805	6,082,025
Diluted net (loss) income per common share outstanding	$ (.07)	$ .02

Net sales for the quarter ended March 31, 2008 decreased $270,000 or 1.1% to $24,718,000 compared to $24,988,000 for the same period last year. Our loss before income tax during the quarter was $660,000 and our net loss was $411,000 compared to income before tax and net income of $150,000 and $93,000, respectively, for the corresponding period last year.

Commenting on the results for the quarter, John Tulin, Chairman of the Board and Chief Executive Officer, said "The past three months have been very challenging. Although our gross shipments of merchandise actually increased by about 2% during the quarter, a soft 2007 holiday season led to a sharp increase in in-store markdowns and other pricing adjustments in response to what was a difficult fourth quarter for many retailers. In addition, as the economy has slowed, we have been promoting much more aggressively in an attempt to drive sales and maintain market share. With retailers scaling back orders to reduce inventories at a time when consumer spending is already being tested, we anticipate that sales and margins could be under pressure for some time. However, our Tumi collection, which we first shipped to customers during the third quarter of 2007, performed well during the quarter and we will maintain our aggressive posture as we seek to expand our share of market through the acquisition of new licenses, product categories or other opportunities.”

Mr. Tulin continued, “Like others in our industry, we have been faced with a weakening dollar as well as a variety of price increases from various manufacturing and service providers. Our new sourcing organization, established late last year, will help us in this uncertain environment by providing more robust management to tighten and optimize our entire supply chain. We recognize the importance of controlling working capital during this challenging period and at quarter-end had reduced our total inventory investment by approximately 22% relative to the same time last year. We are hopeful that our new sourcing team will continue to build on this progress to enhance our ability to maintain our growth, better plan and manage our inventories, and improve gross margins.”

Net sales for the quarter ended March 31, 2008 decreased $270,000, or 1.1%, compared to the quarter ended March 31, 2007. The decrease was mainly due to higher cooperative advertising and in-store markdown allowances, which are recorded as a reduction to net sales, and lower shipments of our jewelry and belt merchandise offset in part by increased shipments of our personal leather goods collections. The increase in advertising and in-store markdown expenditures resulted from a generally more promotional retail environment during the quarter relative to last year, following a relatively disappointing 2007 holiday season. The decrease in jewelry net sales was principally due to a reduction in certain private label shipments compared to last year while the increase in our personal leather goods business was due mainly to shipments of our Tumi collections, which were first shipped to retailers during the third quarter of 2007. Our belt net sales declined 8.5% during the quarter due in part to a decrease in private label shipments to a certain chain store retailer that was partially offset by an increase in Tumi shipments. Our net sales to international customers (including certain military accounts) increased $692,000 or 28.9% during the quarter due mostly to higher shipments of our Tumi and Guess branded merchandise to licensor retail stores and other licensor-affiliates

Gross profit for the quarter ended March 31, 2008 decreased $688,000 or 8.5% compared to the quarter ended March 31, 2007. Gross profit expressed as a percentage of net sales during the quarter was 30.1% compared to 32.6% last year. The decrease in gross profit in both dollars and as a percentage of net sales was mainly due to the increase in promotional expenditures during the quarter as well as the decrease in jewelry and belt shipments. In addition, display expenditures, which are included in cost of goods sold, increased during the quarter while inventory control-related expenses and merchandise cost decreased. The increase in display expense was associated with a fixturing program for a major chain store customer designed to give certain of our jewelry brands more prominent retail exposure. The decrease in inventory control expenses reflects a reduction in merchandise markdowns associated with sales of excess and discontinued inventory. Merchandise cost decreased due to better utilization of more efficient shipping modes from our suppliers. Royalty expense increased 8.0% during the quarter and, as a percentage of net sales, increased to 6.7% from 6.1% last year. The increase was due mainly to sales mix and, in certain circumstances, increases in minimum obligations due to licensors relative to the prior year.

Selling and administrative expenses for the quarter ended March 31, 2008 increased $238,000 or 3.1% compared to the quarter ended March 31, 2007. Selling and administrative expenses expressed as a percentage of net sales were 31.9% and 30.6% for the quarters ended March 31, 2008 and 2007 respectively.

Selling expenses increased $249,000 or 4.3% compared to the quarter ended March 31, 2007, and, expressed as a percentage of net sales, were 24.3% and 23.0% for the quarters ended March 31, 2008 and 2007, respectively. The increase was mainly due to higher freight on sales, advertising, in-store sales support expenses, and costs associated with our Luxury Division, which was established early last year to develop and market our Tumi collection of men’s accessories. We routinely make expenditures for advertising and promotion as necessary to maintain and enhance both our licensed and private label businesses and certain of our license agreements require specified levels of spending. These expenditures, which consist primarily of media and print advertising, image fund contributions and other promotional costs, are included in selling and administrative expenses. In addition, we frequently make expenditures in connection with cooperative advertising programs to support various marketing initiatives sponsored by our customers. Accruals associated with cooperative advertising expenditures are recorded as a reduction to net sales. Expenditures for advertising and promotion, including cooperative advertising, totaled $831,000 or 3.4% of net sales for the quarter ended March 31, 2008, compared to $762,000 or 3.1% percent of net sales for the same quarter in fiscal 2007.

Administrative expenses decreased $11,000 or less than 1% during the quarter ended March 31, 2008 compared to the same period last year. Administrative expenses as a percentage of net sales were 7.6% for both the quarters ended March 31, 2008 and 2007. The decrease in administrative expenses for the quarter was mainly due to reductions in certain fringe benefit and travel-related costs, offset in part by increases in depreciation and professional fees.

Certain of the preceding paragraphs contain forward-looking statements, which are based upon current expectations and involve certain risks and uncertainties. Under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, readers should note that these statements may be impacted by, and the Company's actual performance and results may vary as a result of, a number of factors including general economic and business conditions, continuing sales patterns, pricing, competition, consumer preferences, and other factors.

Swank designs and markets men's jewelry, belts and personal leather goods. The Company distributes its products to retail outlets throughout the United States and in numerous foreign countries. These products, which are known throughout the world, are distributed under the names "Kenneth Cole", "Tommy Hilfiger", “Nautica”, "Geoffrey Beene", "Claiborne",

"Guess?", “Tumi”, “Chaps”, “Donald Trump”, “Ted Baker”, “Steve Harvey”, "Pierre Cardin", “US Polo Association”, and "Swank". Swank also distributes men's jewelry and leather items to retailers under private labels.

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